As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-272151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Allego N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Westervoortsedijk 73 KB

6927 AV Arnhem, the Netherlands

(Address of Principal Executive Offices) (Zip Code)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(800) 677-3394

(Name, address and telephone number of agent for service)

With copies to:

Weil, Gotshal & Manges LLP

767 5th Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE - DEREGISTRATION OF UNSOLD SECURITIES

Allego N.V., a public limited liability company (naamloze vennootschap) (the “Company”), governed by the laws of the Netherlands, is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-8 (No. 333-272151) (the “Registration Statement”) to terminate all offerings and deregister any and all securities, registered but unsold or otherwise unissued as of the date hereof under the Registration Statement, filed with the Securities and Exchange Commission (the “SEC”) on May 23, 2023, previously registering (i) the offer and sale, from time to time, by the Company of up 39,943,143 of its ordinary shares, with a nominal value of € 0.12 per share (“Ordinary Shares”), issuable upon the exercise, vesting and/or settlement of awards issued pursuant to the Company’s Long-Term Incentive Plan and (ii) up to 2,658,426 Ordinary Shares that may be offered and resold by Ton Louwers, the Company’s former Chief Financial Officer, upon the exercise of options granted to him under the Company’s Management Incentive Plan.

On August 12, 2024, the New York Stock Exchange filed a Form 25 with the SEC for removal of the Ordinary Shares from listing and registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which became effective on November 11, 2024. The Company intends to file a Form 15 to terminate the Company’s registration under Section 12(g) of the Exchange Act and suspend the Company’s duty to file reports under Sections 13 and 15(d) of the Exchange Act. Consequently, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. After giving effect to this Amendment, there will be no remaining securities registered by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of the Hague, the Netherlands, on December 23, 2024.

ALLEGO N.V.

By:	/s/ Mathieu Bonnet
Name: Mathieu Bonnet
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No .1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Allego N.V., has signed this Post-Effective Amendment No. 1 to this Registration Statement in the city of New York, United States, on December 23, 2024.

By:	/s/ Benjamin Goldberg
Name: Benjamin Goldberg
Title: Authorized Representative in the United States